Exhibit 2

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated and made effective as of February 10, 2006 (the "Effective Date"), by and between Compliance Systems Corporation, a Delaware corporation ("CSC"), and GSA Publications, Inc., a Nevada corporation and majority-owned subsidiary of CSC ("GSA"). CSC and GSA are sometimes hereinafter collectively referred to as the "Parties" and each a "Party" to this Agreement.

                                  RECITALS:

      WHEREAS, on or about November 30, 2005, CSC purchased ninety percent (90%) of the issued and outstanding shares of common stock of GSA, par value $0.001 per share (the "GSA Common Stock") from the then-existing stockholders of GSA pursuant to (i) that certain Stock Purchase Agreement of said date by and between CSC and the Sellers under said Agreement (the "Tangerine SPA"), and (ii) that certain Stock Purchase Agreement of said date by and between CSC and Cary Chan (the "Chan SPA" and collectively with the Tangerine SPA, the "SPAs");

      WHEREAS, pursuant to the terms of the SPAs, the total aggregate consideration remitted by CSC thereunder, $100,000, was to be held in escrow until such time that the Surviving Corporation (as defined in Section 1.1 hereof) files a Form 15c211 with the National Association of Securities Dealers (the "NASD");

      WHEREAS, CSC transferred five percent (5%) of the issued and outstanding GSA Common Stock that it acquired pursuant to the SPAs to Knightsbridge Capital ("Knightsbridge") for its services rendered to CSC in connection with the SPAs, and Knightsbridge is also entitled to receive $25,000 of the $100,000 consideration remitted by CSC under the SPAs in connection with rendering such services;

      WHEREAS, in light of the foregoing, CSC currently owns eighty-five percent (85%) of the issued and outstanding GSA Common Stock and therefore GSA is a majority-owned subsidiary of CSC;

      WHEREAS, CSC desires to assume the reporting obligations of GSA, a public shell whose stock is currently listed on the Pink Sheets, and to avail itself of the benefits of GSA's public status pursuant to the filing of a Form 15C211 with the NASD (collectively, the "Transfer of GSA's Public Status to CSC");

      WHEREAS, to facilitate the Transfer of GSA's Public Status to CSC, CSC desires to merge with and into GSA, with GSA remaining the surviving corporation, on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Board of Directors of CSC deems it advisable and in the best interest of CSC and its stockholders that CSC merge with and into GSA as provided herein and has approved and adopted the form, terms and provisions of this Agreement and such merger, and the Board of Directors of CSC has directed that this Agreement and such merger be submitted to holders of the Class A Common Stock of CSC, par value $0.001 per share (the "CSC Class A Common Stock") for approval and adoption; and

      WHEREAS, the Board of Directors of GSA deems it advisable and in the best interest of GSA and its stockholders that CSC merge with and into GSA as provided herein and has approved and adopted the form, terms and provisions of this Agreement and such merger, and the Board of Directors of GSA has directed that this Agreement and such merger be submitted to the holders of GSA Common Stock for approval and adoption.

      NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as set forth below.


                                  Article 1
                                  The Merger

      1.1 Merger of CSC with and into GSA. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the
Delaware General Corporation Law (the "DGCL") and the Nevada General Corporation Law (the "NGCL"), at the Effective Time (as defined in Section
1.6 hereof): (a) CSC shall merge with and into GSA, (b) the separate corporate existence of CSC shall cease to exist and its Certificate of Incorporation and Bylaws shall be terminated, and (c) GSA shall be the surviving corporation in the merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of CSC in accordance with the NGCL and the DGCL, and shall continue its existence under the NGCL (the "Merger").

      1.2 Charter Documents of the Surviving Corporation. The Articles of Incorporation and Bylaws of GSA at the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation subject to any future amendments or deletions thereto in accordance with applicable law and as set forth herein; provided that (i) Article FIRST of the Articles of Incorporation shall be amended to provide as follows: "The name of the corporation is Compliance Systems Corporation"; and (ii) Article FOURTH shall be amended to provide as follows: The total number of shares of common stock authorized that may be issued by the Corporation is FIVE HUNDRED MILLION (500,000,000), par value $0.001 per share, and no other class of stock shall be authorized. Said shares may be issued by the Corporation, from time to time, for such consideration as may be fixed by the Board of Directors."

      1.3 Directors and Officers of the Surviving Corporation. The directors and officers of CSC immediately prior to the Effective Time shall become the respective directors and officers of the Surviving Corporation, who shall serve in accordance with applicable law and until their respective successors are duly qualified and elected.

      1.4   Cancellation, Conversion and Continuance of GSA Common Stock.

             (a) GSA Common Stock Held by CSC Pre-Merger. At the Effective Time, all shares of GSA Common Stock owned by CSC immediately prior to the consummation of the Merger shall be cancelled.

             (b) Conversion of CSC Common Stock into New GSA Common Stock. Each issued and outstanding share of the CSC Class A Common Stock and Class B common stock of CSC, par value $0.001 per share (the "CSC Class B Common Stock", and collectively with CSC Class A Common Stock, the "CSC Common Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into
3.278055546 shares of common stock, par value $0.001 per share, rounded to the whole number (the "CSC Exchange Ratio") of common stock of the Surviving Corporation (the "New CSC Common Stock"). Each share of CSC Common Stock held in the treasury as of the Effective Time shall be cancelled.

             (c) Conversion of GSA Common Stock Not Held by CSC. Each issued and outstanding share, and each share then held in the treasury, of GSA Common Stock not held by CSC immediately prior to the consummation of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into one
(1) share of New CSC Common Stock, rounded to the whole number (the "GSA Exchange Ratio").

             (d) Options and Warrants. The terms and conditions of each stock option and warrant to purchase shares of CSC's Common Stock outstanding immediately prior to the consummation of the Merger shall remain the same, except that such option or warrant shall be an option or warrant, as the case may be, to purchase shares of New GSA Common Stock at the CSC Exchange Ratio. The terms and conditions of each stock option and warrant to purchase shares of GSA's Common Stock outstanding immediately prior to the consummation of the Merger shall remain the same, except that such option or warrant shall be an option or warrant, as the case may be, to purchase shares of New GSA Common Stock at the GSA Exchange Ratio.

      1.5 Shareholder and Registration Rights Agreements. At the Effective Time, any investor rights agreements or shareholder agreements by and between CSC and the holders of any CSC Common Stock, stock options or warrants to purchase CSC Common Stock shall terminate and cease to be of any further force and effect, except the following agreements (which involve agreements among shareholders of the Company and the Company's securities) shall not be terminated by operation of this Section 1.5: (i) that certain Separation, Mutual Release and Stock Purchase Agreement, dated September 20, 2005, by and between Alison Garfinkel and Compliance Systems Corporation; and (ii) that certain Consulting Agreement, dated June 1, 2005, by and between Call Compliance, Inc. and Alison Garfinkel. At the Effective Time, any investor rights agreements or shareholder agreements by and between GSA and the holders of any GSA Common Stock, stock options or warrants to purchase GSA Common Stock shall terminate and cease to be of any further force and effect.

      1.6 Approval, Filing and Effective Time. This Agreement has been adopted and approved by the Board of Directors (the "Board") of CSC and the Board of GSA in the manner required under the DGCL and NGCL, respectively. If this Agreement has not been terminated pursuant to Section 1.7 hereof, CSC and GSA, upon obtaining the requisite approval of their respective stockholders under the DGCL and the NGCL, respectively, shall, when the Surviving Corporation deems appropriate, file a Certificate of Ownership and Merger with the Secretary of State of Delaware and a Certificate of Merger with the Secretary of State of Nevada (collectively, the "Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger (the "Effective Time").

      1.7 Amendment; Termination. This Agreement may be amended or terminated at any time prior to the Effective Time by action of the Board of both CSC and GSA, except as otherwise prohibited by the DGCL or the NGCL, notwithstanding the adoption or approval by CSC and GSA. Termination of this Agreement pursuant to this Section 1.7 shall terminate all obligations of the parties hereunder (except for the liability of any party then in breach).

      1.8 Further Assurances. From time to time, as and when required by the Surviving Corporation or its successors or assigns, there shall be executed and delivered on behalf of CSC such documents and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary to: (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CSC; and (ii) otherwise carry out the purposes of this Agreement. The executive officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of CSC or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

      1.9 Service of Process; Appointment of Agent. The Surviving Corporation hereby agrees that it may be sued in the State of Delaware for any prior obligation of CSC, any prior obligation of any constituent foreign corporation, and any obligations hereafter incurred by the Surviving Corporation, so long as any liability remains outstanding against CSC in the State of Delaware, and it hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any action for the enforcement of any such obligation, including taxes.

      1.10 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 5 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of CSC at 10:00 am (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. At the Closing, CSC and GSA shall execute and deliver for filing the Articles of Merger.

      1.11  Miscellaneous.

             (a)  The  consummation  of  the  Merger  shall  not be  deemed  a transaction that constitutes a "change of control," as such term is defined in the respective stock option plans or agreements of CSC or GSA under which options to purchase shares of their common stock have been granted. Accordingly, the terms of outstanding stock options of CSC and GSA, if any, shall not be affected as a result of the Merger.

             (b) It will be necessary for all holders of CSC Common Stock to exchange their existing stock certificates representing shares of CSC Common Stock for stock certificates representing shares of New GSA Common Stock, and upon such exchange, they shall receive shares of New GSA Common Stock based on the CSC Exchange Ratio, possessing, subject to differences in applicable law, the rights as set forth in the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section 1.2 hereof and as may be further amended from time to time.

             (c) It will be necessary for all holders of GSA Common Stock other than CSC, to exchange their existing stock certificates representing shares of GSA Common Stock for stock certificates representing shares of New GSA Common Stock, and upon such exchange, they shall receive shares of New GSA Common Stock, based on the GSA Exchange Ratio, possessing, subject to differences in applicable law, the rights as set forth in the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section
1.2 hereof and as may be further amended from time to time. Notwithstanding the foregoing, the exchange procedure for holders of GSA Common Stock may be altered by the Board of Directors of the Surviving Corporation in its sole and absolute discretion, and/or as a result of such holders exercising their dissenters' rights under NGCL as described in Article 7 hereof.


                                  Article 2
                     Representations and Warranties of CSC

      In order to induce GSA to enter into this Agreement and to consummate the transactions contemplated hereby, CSC hereby represents and warrants to GSA as follows:

      2.1 Organization and Standing. CSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      2.2 Authority, Enforceability. CSC has all requisite corporate power and authority to execute and deliver this Agreement, and the other agreements, instruments, certificates and documents contemplated hereby (each a "Document" and collectively, the "Documents") to which it is a party, to perform its obligations under each such Document, and to consummate the transactions contemplated by this Agreement and each such Document. The execution, delivery and performance by CSC of this Agreement and each Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the CSC. This Agreement and each Document to which CSC is a party is, or upon its execution and delivery will be, a valid and binding obligation of CSC enforceable against it in accordance with the terms thereof.

      2.3 Noncontravention. Neither the execution, delivery or performance by CSC of this Agreement or any Document to which it is a party, nor the consummation by CSC of the transactions contemplated hereby or thereby, nor compliance by CSC with any of the provisions hereof or thereof will (i) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any governmental authority, in each case applicable to CSC or its assets or properties, or (ii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, claim or encumbrance (collectively, "Lien") upon any property or assets of CSC pursuant to, any material instrument or agreement to which CSC is a party or by which CSC or its properties may be bound or affected, except where the violation, conflict, breach or default would not have a material adverse effect on the ability of CSC to consummate the transactions contemplated by this Agreement.

      2.4 Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any governmental authority or any other person or entity is necessary for the consummation by CSC of the transactions contemplated hereby.

      2.5 Brokers. CSC has not employed any broker or finder nor has incurred or will incur any broker's, finder's or similar fees, commissions or expenses payable in connection with the transactions contemplated by this Agreement.

      2.6   Capitalization   of  Company  and  Subsidiary.   CSC's  authorized
capital stock consists of (i) fifteen million (15,000,000) shares of CSC Class A Common Stock, of which eight million one hundred twenty-five thousand three (8,125,003) shares are outstanding, and (ii) twenty-five million (25,000,000) shares of CSC Class B Common Stock, of which four million eight hundred forty thousand (4,840,000) shares are outstanding. All of the issued and outstanding shares of CSC Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) were not issued in violation of the preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar right of any person or entity or any agreement or law by which CSC at the time of issuance was bound. All of the issued and outstanding shares of each subsidiary of CSC: (x) are duly authorized, validly issued, fully paid and nonassessable, (y) are held of record by CSC or another subsidiary of CSC, and (z) were not issued in violation of the preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar right of any person or entity or any agreement or law by which such subsidiary at the time of issuance was bound.

                                  Article 3
                    Representations and Warranties of GSA

      In order to induce CSC to enter into this Agreement, and to consummate the transactions contemplated hereby, GSA represents and warrants to CSC as follows.

      3.1 Organization and Standing. GSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

      3.2 Authority, Enforceability. GSA has all requisite corporate power and authority to execute and deliver this Agreement and the Documents to which it is a party, to perform its obligations under each such Document, and to consummate the transactions contemplated by this Agreement and each such Document. The execution, delivery and performance by GSA of this Agreement and each Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the GSA. This Agreement and each Document to which GSA is a party is, or upon its execution and delivery will be, a valid and binding obligation of GSA enforceable against it in accordance with the terms thereof.

      3.3 Noncontravention. Neither the execution, delivery or performance by GSA of this Agreement or any Document to which it is a party, nor the consummation by GSA of the transactions contemplated hereby or thereby, nor compliance by GSA with any of the provisions hereof or thereof will (i) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any governmental authority, in each case applicable to GSA or its assets or properties, or (ii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of GSA pursuant to, any material instrument or agreement to which GSA is a party or by which GSA or its properties may be bound or affected, except where the violation, conflict, breach or default would not have a material adverse effect on the ability of GSA to consummate the transactions contemplated by this Agreement.

      3.4 Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any governmental authority or any other person or entity is necessary for the consummation by GSA of the transactions contemplated hereby.

      3.5 Brokers. GSA has not employed any broker or finder nor has incurred or will incur any broker's, finder's or similar fees, commissions or expenses payable in connection with the transactions contemplated by this Agreement.

      3.6 Capitalization of Company. GSA's authorized capital stock consists of seventy-five million (75,000,000) shares of GSA Common Stock, of which fifty million (50,000,000) shares are outstanding. All of the issued and outstanding shares of GSA Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) were not issued in violation of the preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar right of any person or entity or any agreement or law by which GSA at the time of issuance was bound.


                                  Article 4
                            Pre-Closing Covenants

      4.1 Conduct of Business. During the period from the Effective Date to the Closing Date: (i) CSC will, and will cause its subsidiaries to, continue to conduct the business affairs of CSC and its subsidiaries in the ordinary course of their respective businesses; and (ii) GSA will continue to conduct the business affairs of GSA in the ordinary course of its business.

      4.2 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things required under applicable law, in order to consummate the Merger and the other transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any governmental authority, entity or person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and
(iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.


                                  Article 5
                            Conditions to Closing

      5.1 Conditions to CSC's Obligations. The obligations of CSC to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any one or more of which may be waived by CSC:

            (a)   The  representations  and  warranties  of GSA  contained  in
Article III hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations or warranties by their terms speak to a specific date prior to the Closing Date, which only need to speak of such date).

            (b) GSA shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by GSA prior to or at the Closing.

            (c) There shall be in force no injunction, judgment, order, decree or ruling by or before any governmental authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby by GSA and no action, suit, claim or proceeding shall be pending before any such authority which seeks to prohibit or enjoin the consummation of the transactions contemplated hereby by GSA.

      5.2 Conditions to GSA's Obligations. The obligations of GSA to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any one or more of which may be waived by GSA:

            (a)   The  representations  and  warranties  of CSC  contained  in
Article II hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations or warranties by their terms speak to a specific date prior to the Closing Date, which only need to speak of such date).

            (b) CSC shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by CSC prior to or at the Closing.

            (c) There shall be in force no injunction, judgment, order, decree or ruling by or before any governmental authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby by CSC and no action, suit, claim or proceeding shall be pending before any such authority which seeks to prohibit or enjoin the consummation of the transactions contemplated hereby by CSC.


                                  Article 6
                            Additional Agreements

      6.1 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required or reasonably requested by any other party to be delivered pursuant to, or necessary or proper in order to give effect to all of the terms and provisions of this Agreement.

      6.2 No Additional Representations. The parties hereto acknowledge that neither CSC nor GSA has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the parties hereto or their subsidiaries or affiliates, if any, except as expressly set forth in this Agreement, and the parties hereto further agree that neither CSC nor GSA will have or be subject to any liability to the other party hereto resulting from the distribution to the parties hereto, or the use by the parties hereto of, any such information. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 2 HEREOF, CSC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF CSC OR ITS SUBSIDIARIES OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF CSC OR ITS SUBSIDIARIES, AND GSA EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 HEREOF, GSA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF GSA OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF GSA, AND CSC EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

                                  Article 7
                              Dissenters Rights

      7.1 GSA Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of GSA Common Stock held by any person or entity other than CSC immediately prior to the consummation of the Merger (a "Dissenting GSA Stockholder") who objects to the Merger and complies with all the provisions of Section 92A.380 of the NGCL concerning the right of holders of GSA Common Stock to dissent from the Merger and require appraisal of their shares of GSA Common Stock ("Dissenting Shares") shall not be converted as described in Section 1.4(c) hereof but shall become the right to receive such consideration as may be determined to be due to such Dissenting GSA Stockholder pursuant to Section 92A.380 of the NGCL. If, after the Effective Time, such Dissenting GSA Stockholder withdraws his or its demand for appraisal or fails to perfect or otherwise loses his or its right of appraisal, in any case pursuant to the NGCL, his or its Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive shares of New CSC Common Stock as described in Section 1.4(c) hereof.

      7.2   CSC  Stockholders.   Stockholders  of  CSC  are  not  entitled  to
dissenters' or appraisal rights under applicable state law in connection with the Merger.


                                  Article 8
                                Miscellaneous

      8.1 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time of the Merger. In the absence of fraud, rescission of this Agreement shall not be available as a remedy to any of the parties hereto.

      8.2 Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and, except as otherwise specified in writing, shall be given by personal delivery, facsimile transmission, FedEx or UPS (or other similar courier service) or by registered or certified mail, postage prepaid, return receipt requested:

If to CSC:              Compliance Systems Corporation
                        90 Pratt Oval
                        Glen Cove, New York 11542

If to GSA:              GSA Publications, Inc.
                        c/o Compliance Systems Corporation
                        90 Pratt Oval
                        Glen Cove, New York 11542

or to such other addresses as any party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 8.2) to the other. Notice by registered or certified mail shall be effective three
(3) days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

      8.3 Entire Agreement. This Agreement and the Documents constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto,

      8.4 Benefits; Binding Effect; Assignment. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party.

      8.5 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

      8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give rights to any person or entity other than the parties hereto and their respective successors and permitted assigns.

      8.7   Severability.  It is the desire and intent of the  parties  hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      8.8 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the other Documents and the transactions contemplated hereby and thereby shall be paid by the parties incurring such expenses.

      8.9 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

      8.10 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument,

      8.11 Governing Law: Waiver of Jury Trial. THIS AGREEMENT AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS
AGREEMENT OR A BREACH THEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA TO BE APPLIED. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

      8.12 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it, he or she has been represented by an attorney in connection with the preparation and execution of this Agreement. Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto. The words "hereof," "herein," "hereunder" and "hereto" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.


       [SIGNATURE PAGE FOLLOWS; REMAINDER OF PAGE INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the Effective Date.

CSC:

COMPLIANCE SYSTEMS CORPORATION:


By: __________________________
Name: ________________________
Title:  ______________________


GSA:

GSA PUBLICATIONS, INC.:


By:___________________________
Name: ________________________
Title:  ______________________


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